                                                                  EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Contact:
Richard A. Clark
Vice President - Finance and Chief Financial Officer
217-359-3700 ext. 161

                CERION TECHNOLOGIES ANNOUNCES APPROVAL OF PLAN OF
                           LIQUIDATION AND DISSOLUTION

COMPANY'S BOARD OF DIRECTORS APPROVES TRANSFER OF ASSETS TO LIQUIDATING TRUST

CHAMPAIGN, IL, December 30, 1998 -- Cerion Technologies Inc. (NASDAQ: CEON), a manufacturer of precision-machined aluminum disk substrates, today reported that the Company's stockholders approved a Plan of Complete Liquidation and Dissolution at a special meeting of stockholders.

     The Plan of Complete Liquidation and Dissolution includes the complete sale of all the assets of the Company and settlement of liabilities. As a result, the Company will effect the sale of its assets as quickly as practicable and has formally retained Dove Brothers, LLC as liquidators and auctioneers. An auction has been scheduled for February 4, 1999 at the Company's headquarters for any remaining assets of the Company.

     As permitted by the Liquidation Plan, the Company's Board of Directors has approved the transfer of the Company's assets to the Cerion Technologies Liquidating Trust, for the benefit of the Company's stockholders. This transfer is scheduled to take place on December 31, 1998. Interests in the Liquidating Trust will not be transferable or certificated, and this transfer of the Company's assets to the Trust should result in the termination of trading in the Company's common stock. It will be a condition to any distributions to former stockholders by the Liquidating Trust that they turn in the certificates formerly representing their shares of Cerion common stock. No such distribution has yet been scheduled, and the timing and amount of and such distribution will be subject to a variety of uncertainties regarding amounts realizable for the Company's nonliquid assets and certain contingent liabilities and estimated expenses.

CERION/2

Further information regarding the estimated value of the Company's net assets as of the date of the transfer to the Liquidating Trust will be provided by the Company in due course.

     The Company wishes to take advantage of the `safe harbor' provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking statements under the Act. Such forward-looking statements may include, but are not limited to, statements regarding the liquidation of the Company's assets. The Company cautions that numerous factors could cause actual results to differ materially from any forward-looking statements made by the Company. Please refer to the "Matters Affecting Future Results" note included in the Company's Form 10-K filed March 27, 1998, with the Securities and Exchange Commission.

     Headquartered in Champaign, Illinois, Cerion Technologies Inc. has manufactured precision-machined aluminum disk substrates which are the metallic platforms of magnetic thin-film disks used in the hard disk drives of desktop computers, network servers, add-on storage devices and storage upgrades.